Exhibit 99.1
Discovery Holding Company
Third Quarter Earnings Release
Englewood, Colorado – On November 13, 2006, Discovery Holding Company (“DHC”) filed its Form 10-Q with the Securities and Exchange Commission for the three months ended September 30, 2006. The following release is being provided to supplement the information provided to investors in DHC’s Form 10-Q as filed with the SEC.
DHC is comprised of a 100% ownership interest in Ascent Media Group, LLC (“Ascent Media” or “AMG”), a 100% ownership interest in AccentHealth, LLC and a 50% ownership interest in Discovery Communications, Inc. (“DCI”). Ascent Media provides creative, media management and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. DCI is a global media and entertainment company that provides programming in over 170 countries and territories.
Discovery
The presentation below presents information regarding 100% of DCI’s revenue, operating cash flow and other selected financial statement metrics even though DHC only owns 50% of the equity of DCI and accounts for DCI as an equity affiliate. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors.
DCI’s total revenue increased 13% and operating cash flow increased 13%. Total revenue increased due to a 21% increase in distribution revenue and a 3% increase in advertising revenue.
U.S. Networks’ revenue increased 10% to $469 million and operating cash flow increased 14% to $188 million. The revenue growth was due to an 18% increase in distribution revenue combined with a 1% decrease in advertising revenue. The higher distribution revenue was driven by a 13% increase in paying subscription units and contractual rate increases. Growth in paying subscription units is occurring predominantly at DCI’s emerging networks that are carried on the digital tier. DCI experienced ratings increases at three of its largest networks, Discovery Channel, TLC and Travel Channel. Despite these increases, advertising revenue decreased by 1% primarily as a result of lower inventory sell-out rates and the soft ad market.
U.S. Networks operating expenses increased 7% due to an increase in programming expense partially offset by a decrease in marketing expense. Programming expense increased due to the company’s continued investment across all U.S. networks in original productions and high profile series and specials. The 10% revenue increase combined with the 7% expense increase resulted in the 14% increase in operating cash flow.
International Networks revenue increased 23% to $223 million and operating cash flow increased 20% to $36 million. The increase in revenue was due to growth in both distribution and advertising revenue. Net distribution revenue increased 26% due to a 16% increase in paying subscription units. Growth in paying subscription units was primarily due to growth in Europe, Latin America and Asia where subscription units grew 23% on a combined basis. Net advertising revenue increased 18% primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide. Operating expenses increased 23% due to increased programming costs combined with anticipated increases in headcount as the business continued to expand, particularly in Europe. These increases were offset by a decrease in marketing expense. Operating cash flow increased 20% as the growth in revenue outpaced the growth in operating expenses. Excluding the effects of exchange rates, revenue increased 20% and operating cash flow increased 19%.
Revenue in the Commerce, Education and Other division increased by 3%. The increase was the net effect of a 46%, or $4 million, increase in education revenue offset by a 6%, or a $2 million, decrease in commerce revenue. The decrease in commerce revenue was primarily due to a 9% decrease in store revenue resulting from a 5% reduction in the weighted average number of stores. The 46% increase in education revenue was due to a 25% increase in streaming service revenue resulting from a 38% increase in the number of schools paying for streaming service. Operating expenses increased 15% due to a 65% increase in education expenses attributed to increases in personnel, product development and marketing expenses to accommodate the growth of the business and drive awareness and demand for the new consumer product offering Cosmeo, DCI’s internet-based homework help service. Operating losses increased by 29% due to continued investment in the education business.
DCI’s outstanding debt balance was $2.7 billion at September 30, 2006.
DHC
DHC’s consolidated revenue increased 1% to $169 million and consolidated operating cash flow remained flat at $17 million. The increase in revenue was primarily due to increases at Ascent Media’s creative services group and network services groups. The creative services group revenue increased 1% due to higher feature film projects for post production services and strength in commercial services in the U.S. partially offset by continued weakness in television film services in the U.K. The network services’ group revenue increased 1% due to higher revenue from the acquisition of AccentHealth offset by the impact of certain contract terminations for content distribution services in the U.K and smaller scope contracts in the systems integration group.
During the third quarter, Ascent Media announced that it will streamline its organizational structure into two global operating divisions — creative services and network services — to better align its resources with the company’s strategic goals and to more effectively respond to changes within the industry driven by technology and customer requirements. The operations of the current media management services group have been realigned and consolidated with the creative services group and the network services group, subsequent to September 30, 2006. As part of this restructuring, Ascent Media’s Chief Executive Officer, along with other officers of the company, have either left, or will be leaving, the company. Day to day management of Ascent Media is now the responsibility of Ascent Media’s management committee, which is comprised of certain of Ascent Media’s senior management.
OTHER EVENTS
Discovery Communications Announces Roger F. Millay as Chief Financial Officer
On September 7, 2006, Discovery Communications announced the selection of Roger F. Millay as senior executive vice president and Chief Financial Officer. Millay previously served as senior vice president and Chief Financial Officer of Airgas, Inc., the largest distributor of industrial, medical and specialty gases and the third-largest distributor of safety supplies in the United States. Millay was recently selected as Senior Financial Officer of the Year by Chemical Week. Prior to joining Airgas, Millay spent 12 years at General Electric Capital Corporation, most recently serving as Senior Vice President and Chief Financial Officer at Transport International Pool, a leasing and equipment management division.
As CFO of Discovery Communications, Millay will be responsible for leading the global financial functions and future financial strategies and will direct all accounting, treasury, budgeting, audit and tax activities. Millay will also serve on Discovery’s executive committee and will be a key contributor to the overall strategic direction of the company.

As previously announced, current CEO Judith McHale announced her retirement from Discovery Communications effective December 1, 2006. Discovery Communications is currently conducting a search for a new Chief Executive Officer.
Discovery Communications Announces Formation of Animal Planet Media Enterprises
On November 2, 2006, Discovery Communications announced the formation of a new integrated, multiplatform business called Animal Planet Media Enterprises and the acquisition of two leading companies in the pet industry – Petfinder.com and PetsIncredible. Well-established among pet lovers, both businesses will expand the portfolio of services and content for the newly formed Animal Planet Media Enterprises. Petfinder.com is the #1 pet-related Web property globally that facilitates pet adoption and works through 10,000 animal shelters across North America. PetsIncredible is a major producer and distributor of pet-training videos and includes web service PetVideo.com. Both companies will be immediately integrated into Animal Planet Media Enterprises in a seamless transition for users and customers of both products and services.
Animal Planet Media Enterprises marks the first time animal lovers and pet owners will have access to a centralized online, television and mobile community for research tools, expert advice, local resources, customized products and services, do-it-yourself projects, and user-generated and interactive content. The new business unit also includes the Animal Planet television network, celebrating its 10th anniversary this year, online assets including www.animalplanet.com, the newly launched 24/7 broadband channel, Animal Planet Beyond, and other media platforms including a robust Video-on-Demand service; mobile content; and merchandise extensions.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for DCI and for the consolidated results of DHC for the three months ended September 30, 2006.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2006 to the same periods in 2005. Please see page 5 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and DCI to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2006 presentation.

OUTSTANDING SHARES AND LIQUIDITY
At September 30, 2006, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 5.1 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At September 30, 2006, there were 820,005 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $10.3 million. At September 30, 2006, DHC had $203 million of cash and liquid investments and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of DCI’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-Q of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 5 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for DCI below presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.
The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. The above discussion and following analysis of DCI’s operations and financial position has been prepared based on information that DHC receives from DCI and represents DHC’s views and understanding of DCI’s operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if DCI’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC’s consolidated financial statements.
QUARTERLY SUMMARY

(amounts in millions)	3Q05	4Q05	1Q06	2Q06	3Q06

DISCOVERY HOLDING COMPANY (100%)
Revenue	$168	174	154	166	169
OCF	$17	23	13	10	17
Operating Income (Loss)	$(1)	2	(3)	(6)	(97)

DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue – U.S. Networks (2)	$428	444	443	498	469
Revenue – International Networks (3), (4)	182	218	193	207	223
Revenue – Commerce, Education & Other (5)	29	110	23	28	30

Revenue – Total	$639	772	659	733	722

OCF – U.S. Networks (2)	$165	148	152	206	188
OCF – International Networks (3), (4)	30	34	31	25	36
OCF – Commerce, Education & Other (5)	(24)	2	(38)	(41)	(31)

OCF – Total	$171	184	145	190	193

Operating Income	$166	121	110	152	160

(1)	DCI – Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	DCI – Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, BBC-America, BBC World News Representation and online and other initiatives.

(3)	DCI – Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Germany; DMAX in Germany; Discovery Turbo in Latin America and Spain/Portugal and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America and Spain/Portugal).

Discovery Networks International Joint Ventures – Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America and Spain/Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)	DCI – Discovery Networks International – Equity Affiliates:

DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(5)	DCI – Commerce, Education and Other: Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and DCI on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended September 30, 2005 and 2006, respectively.

(amounts in millions)	Q305	Q306

Consolidated segment operating cash flow	$17	17
Stock compensation	—	—
Depreciation and amortization	(18)	(16)
Impairment of Goodwill	—	(93)
Share of earnings of DCI	33	32
Other, net	1	(3)

Earnings (loss) before income taxes	$33	(63)

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, respectively.

(amounts in millions)	3Q05	4Q05	1Q06	2Q06	3Q06

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$17	24	13	10	17
Depreciation and Amortization	(18)	(21)	(16)	(16)	(16)
Stock Compensation Expense	—	(1)	—	—	—
Other	—	—	—	—	(98)

Operating Income (Loss)	$(1)	2	(3)	(6)	(97)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$171	184	145	190	193
Depreciation and Amortization	(31)	(32)	(30)	(33)	(32)
Long-Term Incentive Plan	26	(31)	(5)	(5)	(1)
Other	—	—	—	—	—

Operating Income	$166	121	110	152	160